EXHIBIT 10.3

PROMISSORY NOTE (FIXED RATE)

$6,000,000.00	Memphis, Tennessee October 1, 2014

FOR VALUE RECEIVED, the undersigned, FIRST CITIZENS BANCSHARES, INC., a Tennessee corporation ("Maker"), promises to pay to the order of FIRST TENNESSEE LENDER NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee ("Lender"), the principal sum of SIX MILLION DOLLARS ($6,000,000.00), together with interest from date until maturity, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said principal and interest being payable as follows:

the unpaid principal balance hereof shall be payable in twenty-one (21) consecutive installments of principal and interest, installment nos. 1 to 20, both inclusive, being in the amount of One Hundred Eighty Thousand Six Hundred Fifty-Eight and 75/100 Dollars ($180,658.75) each, and installment no. 21 being a balloon payment for the entire then-unpaid principal balance plus all then-accrued but unpaid interest, the first of said installments of principal and interest being due and payable on the fifteenth (15th) day of December, 2014, and one on the fifteenth  (15th) day of each quarter (i.e., each March 15, June 15, September 15, and December 15) thereafter until all are fully paid (with the final installment, if not sooner paid, being due and payable on the 1st day of October, 2019).

This Note is being issued pursuant to that certain Loan Agreement, dated of even date herewith, between the Maker and the Lender, as said agreement may be amended or modified (the "Loan Agreement").  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

            Interest shall be charged on the outstanding principal balance from the date advanced until the full amount of principal due hereunder has been paid at a fixed rate of 3.76% per annum (the "Contract Rate").

The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the lesser of (a) eighteen percent (18%) per annum or (b) the maximum effective variable contract rate which may be charged by the Lender under applicable law from time to time in effect (the "Maximum Rate).

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Lender, at its option, may charge, and the Maker agrees to pay, interest on disbursed and unpaid principal balances at the default rate (the "Default Rate") per annum equal to the lesser of (a) the Maximum Rate or (b) (i) the Contract Rate plus (ii) four percent (4%).

Any unpaid amounts that were not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the Default Rate.

For any payment which is not made within ten (10) days of the due date for such payment, the Maker shall pay a late fee.  The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.

This Note is secured by a Pledge and Security Agreement, and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or hypothecation.

All installments of interest, and the principal hereof, are payable at the office of First Tennessee Bank National Association, 165 Madison Avenue, Memphis, Tennessee 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

If the Maker shall fail to make payment of any installment of principal or interest, within ten (10) days of its due date, or upon the occurrence of any other Event of Default under the Loan Agreement or any of the other Loan Documents (after giving effect to the cure provisions contained in Section 7.2), then and in any such event, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being expressly waived and Lender may exercise any right, power or remedy permitted by law or equity, or as set forth herein or in the Loan Agreement or any other Loan Document.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Lender in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Lender, the Maker shall pay on demand all reasonable, out-of-pocket costs of collection and litigation (including court costs), together with a reasonable attorney's fee.  These include, but are not limited to, the Lender's reasonable attorney's fees and legal expenses, whether or not there is a lawsuit, including attorney's fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) and appeals.

The Lender and the Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Maker against the other.

To the extent permitted by applicable law, the Lender reserves a right of setoff in all the Maker's accounts with the Lender (whether checking, savings, or some other account).  This includes all accounts the Maker may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Upon the occurrence of an Event of Default, the Maker authorizes the Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at the Lender's option, to administratively freeze all such accounts to allow the Lender to protect the Lender's charge and setoff rights provided in this paragraph.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business entity that opens an account.  What this means to Maker:  When Maker opens an account, the Lender will ask for Federal Tax Identification Number, physical street address, full legal name of the Maker and other information that will allow the Lender to identify Maker.  The Lender may also ask Maker to provide copies of certain documents that will aid in confirming this information.

The Maker and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability thereon.  Maker agrees that borrowers, endorsers, guarantors and sureties may be added or released without notice to Maker and without affecting Maker’s liability hereunder.  The liability of Maker shall not be affected by the failure of Lender to perfect or otherwise obtain or maintain the priority or validity of any security interest in any collateral.  The liability of Maker shall be absolute and unconditional and without regard to the liability of any other party hereto.

It is the intention of the Lender and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto.  All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law.  Any provision hereof, or of any other agreement between the holder hereof and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the Maximum Rate only.  The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

Upon three (3) business days' prior written notice to Bank, Maker shall have the right to prepay the indebtedness evidenced hereby in whole or in part by paying the principal amount being prepaid (the "Prepayment Amount") plus accrued interest, plus the Yield Maintenance Amount (hereinafter defined), if any.  The "Yield Maintenance Amount" shall be equal to one hundred percent (100%) of the present value (discounted based on the Current Interest Rate Swap Rate (hereinafter defined)) of the difference between (i) the total amount of interest (based on the Original Interest Rate Swap Rate (hereinafter defined)) which would have accrued on the Prepayment Amount had such event not occurred, and (ii) the amount of interest (based on the Current Interest Rate Swap Rate) which would have accrued on the Prepayment Amount had such event not occurred. The "Original Interest Rate Swap Rate" is the mid-market quotation for the maturity date of the Note as quoted by Bloomberg, L.P. on the date that the loan advance is made by the Bank under the Note.  The "Current Interest Rate Swap Rate" is the mid-market quotation for the same maturity date as the original maturity of the Note as quoted by Bloomberg, L.P. on the date of prepayment of the Prepayment Amount.

Lender is hereby authorized to disclose any financial or other information about Maker to any governmental regulatory body or agency having jurisdiction over Lender and to any present, future or prospective participant or successor in interest in any loan or other financial accommodation made by Lender to Maker.  The information provided may include, without limitation, amounts, terms, balances, payment history, return item history and any financial or other information about Maker.  However, subject to applicable law, Lender shall use reasonable efforts to protect the confidentiality of the terms and conditions of the Loan and information about Maker in all other respects.

The invalidity or unenforceability of any one or more provisions of this Note shall not render any other provision invalid or unenforceable.  The parties hereto shall negotiate in good faith to replace such invalid or unenforceable provision with a valid and enforceable provision to effect the original intent of the parties in a mutually acceptable manner; provided, however, that if the parties cannot agree on such provision after negotiating in good faith within a reasonable period of time under the circumstances, in lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

The covenants, conditions, waivers, releases and agreements contained in this Note shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Note cannot be assigned by Maker without the prior written consent of Lender, and any such assignment or attempted assignment by Maker without consent shall be void and of no effect with respect to Lender.

Subject to Section 8.25 of the Loan Agreement, Lender may from time to time sell or assign, in whole or in part, or grant participations in, the Loan, this Note and/or the obligations evidenced thereby.  The holder of any such sale, assignment or participation, if the applicable agreement between Lender and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Lender; and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to Maker, in each case as fully as though Maker were directly indebted to such holder.

Maker irrevocably appoints each and every member and/or officer of Maker as its attorneys upon whom may be served, by certified mail at the address set forth in the Loan Agreement, or such other address as may be directed by Maker, in writing, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note or any other Loan Document; and Maker hereby consents that any action or proceeding against it be commenced and maintained in any state or federal court sitting in Memphis, Shelby County, Tennessee, by service of process on any such owner, partner and/or officer; and Maker agrees that such courts of the State shall have jurisdiction with respect to the subject matter hereof and the person of Maker and all collateral securing the obligations of Maker.  Maker agrees not to assert any defense to any action or proceeding initiated by Lender in any such court based upon improper venue or inconvenient forum.

FIRST CITIZENS BANCSHARES, INC. By: /s/ Jeff Agee Title: Chief Executive Officer

MAKER